This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

TEMPORARY VOTING AGREEMENT OF THE SHAREHOLDERS OF OI S.A.

AND TELEMAR PARTICIPAÇÕES S.A. (TO BE REFERRED TO AS “CORPCO”)

BETWEEN

PORTUGAL TELECOM, SGPS S.A.

CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES

BRATEL BRASIL S.A.

TELEMAR PARTICIPAÇÕES S.A.

ANDRADE GUTIERREZ S.A.

JEREISSATI TELECOM S.A.

AND, AS INTERVENING PARTY

OI S.A.

EXECUTED ON FEBRUARY 19, 2014

TEMPORARY VOTING AGREEMENT OF THE SHAREHOLDERS OF OI S.A. AND CORPCO

By means of this agreement:

1.                            PORTUGAL TELECOM, SGPS S.A., a publicly traded corporation, with head offices at Av. Fontes Pereira de Melo No. 40, in the City of Lisbon, Portugal, Legal Entity Registration No. 503 215 058, herein represented in accordance with its By-Laws, hereinafter referred to as “Portugal Telecom SGPS”;

2.                            CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES, enrolled with the CNPJ/MF under number 19.445.247/0001-40, managed by BTG Pactual Serviços Financeiros S.A. DTVM, with head offices at Praia de Botafogo, No. 501 — 5th floor, part, in the City and State of Rio de Janeiro, enrolled at CNPJ under No. 59.281.253/0001-23, hereinafter referred to as “FIA”;

3.                            BRATEL BRASIL S.A., a share corporation with head offices in the city of Sao Paulo, State of Sao Paulo, at Rua Cubatão, No. 320, 4th floor, suite 03, Vila Mariana, enrolled as taxpayer at CNPJ/MF under No. 12.956.126/0001-13, herein represented in accordance with its By-Laws by its legal representatives, undersigned, hereinafter referred to as “BRATEL BRASIL”;

4.                            TELEMAR PARTICIPAÇÕES S.A., a share corporation with head offices at Praia de Botafogo No. 300, 11th floor, suite 1101 (part), City and State of Rio de Janeiro, enrolled as taxpayer at CNPJ/MF under No. 02.107.946/0001-87, herein represented in accordance with its By-Laws, hereinafter referred to as “Telemar Participações” or the “Company”;

5.                            ANDRADE GUTIERREZ S.A. (successor ANDRADE GUTIERREZ TELECOMUNICAÇÕES LTDA.), a share corporation with head offices in the city of Belo Horizonte, State of Minas Gerais, at Av. do Contorno No. 8.123, Cidade Jardim, enrolled as taxpayer at CNPJ/MF under No. 17.262.197/0001-30, herein represented in accordance with its By-Laws, hereinafter referred to as “AG S.A.”; and

6.                            JEREISSATI TELECOM S.A., a share corporation with head offices in the city of Sao Paulo, State of Sao Paulo, at Rua Angelina Maffei Vita No. 200, 9th floor, enrolled as taxpayer at CNPJ/MF under No. 53.790.218/0001-53, herein represented in accordance with its By-Laws, hereinafter referred to as “JEREISSATI TELECOM”;

Individually also referred to as a “Party” and jointly referred to as the “Parties”,

And, as “Intervening Party”,

7.                            OI S.A., a share corporation with head offices in the City and State of Rio de Janeiro, at Rua do Lavradio No. 71, 2nd floor, Centro, enrolled as taxpayer at CNPJ/MF under No. 76.535.764/0001-43 (“Oi”).

WHEREAS:

I.                              On this date prior meetings of the shareholders of CorpCo (the “Prior Meetings”) were held, unanimously approving the consummation of a transaction that will result in the merging of the activities and businesses of PORTUGAL TELECOM, SGPS and Oi, into a single company, “CorpCo”, the shareholding base of which shall be held by the shareholders of Portugal Telecom SGPS, Oi and CorpCo, whose capital shall be divided into one class only of common shares, which shall be traded on the BM&FBOVESPA SA — Stock, Commodities and Futures Exchange (“BM&FBovespa”), NYSE Euronext Lisbon and the NYSE, and which shall adhere to the rules of corporate governance of the Novo Mercado section of the BM&FBOVESPA (the “Transaction”);

II.                         The shareholders of Telemar Participações executed on this date amendments to the shareholders agreement of Telemar Participações;

III.                    The consummation of the Transaction is conditioned upon certain steps contemplated in the prior meetings being implemented after the necessary authorizations are obtained, including corporate and regulatory approvals;

IV.                     The Parties mutually agree to make each one of the steps of the Transaction applicable to each other considering that each one of these steps plays a fundamental role and together are important in order for Telemar Participações to achieve the main objectives of the Transaction., The Transaction was structured in this manner as it is the only way to ensure (i) the merger of the activities of Oi with those of Portugal Telecom SGPS; (ii) the strengthening of the capital structure of the surviving company, with the increase of the capital in cash; (iii) the simplifying of Oi’s corporate chain and of its shareholding structure, with the extinction of  the holdings that participate in the control; (iv) the transfer of all the tax benefits held by the holdings that participate, directly or indirectly, in the control of Oi, without any cost to the minority shareholders; (v) the diffusion of the shareholder base, with tremendous increase in share liquidity; (vi) the migration to the Novo Mercado da BM&FBovespa. All these acts will allow Oi and CorpCo to be in condition to fully attain their potential and being ready to deal with the enormous challenges faced in their industry, from technological, competition and investment standpoints;

V.                          The Transaction includes the following events, in this order:

(a)         a capital increase in Oi, by public subscription, with an offering of common and preferred shares, which shall be paid partly in cash and partly in assets represented by all of the operational assets and liabilities  previously belonging, directly or indirectly, to Portugal Telecom SGPS, except for the ownership interest held directly or indirectly in Oi, in Contax Participações S.A. and in Bratel B.V. (the “Capital Increase of Oi”);

(b)         a restructuring in the chain of control of Oi (the “Restructuring of Telemar Participações”), encompassing different corporate steps as follows: (i) the merger of AG Telecom Participações S.A. (“AG TELECOM”) into its controlling shareholder Pasa Participações S.A. (“PASA”) (the “Merger of AG TELECOM into PASA”), as a result of which AG TELECOM will cease to exist; (ii) the merger of LF TEL into its controlling shareholder EDSP 75 Participações S.A. (“EDSP 75”) (the “Merger of LF TEL into EDSP 75”), as a result of which LF TEL will cease to exist; (iii) the merger of PASA into BRATEL BRASIL (the “Merger of PASA into BRATEL BRASIL”), as a result of which PASA will cease to exist; (iv) the merger of EDSP 75 into BRATEL BRASIL (the “Merger of EDSP 75 into BRATEL BRASIL”), as a result of which EDSP 75 will cease to exist; (v) the partial split-up of CorpCo, covering the investment in Oi proportional to the equity holdings of BRATEL BRASIL in Telemar Participações, with the merger of the assets spun off by BRATEL BRASIL (the “Partial Split-Up of CorpCo”); (vi) the partial split-up of BRATEL BRASIL with the transfer of its remaining ownership interest in CorpCo to Marnaz Holdings S.A. (the “Partial Split-Up of Bratel Brasil”); (vii) the merger of BRATEL BRASIL into Oi (the “Merger of BRATEL BRASIL into Oi”), as a result of which BRATEL BRASIL will cease to exist; (viii) the merger of Venus RJ Participações S.A. into Telemar Participações (the “Merger of VENUS into Telemar Participações”), as a result of which Venus RJ Participações S.A. will cease to exist; (ix) the merger of Sayed RJ Participações S.A. into Telemar Participações (the “Merger of SAYED into Telemar Participações”), as a result of which SAYED will cease to exist; (x) the merger of PTB2 S.A. into Telemar Participações (the “Merger of PTB2”), as a result of which PTB2 S.A. will cease to exist; and (xi) the merger of Marnaz Holdings S.A. into Telemar Participações (the “Merger of Marnaz”), as a result of which Marnaz Holdings S.A. will cease to exist.

(c)          the merger of shares issued of Oi and CorpCo, with the conversion of Oi into a wholly owned subsidiary of Corpco (the “Merger of Oi Shares by Corpco”); and

(d)         the merger of Portugal Telecom SGPS into CorpCo as a result of which Portugal

Telecom SGPS will cease to exist (the “Merger of Portugal Telecom into CorpCo”);

VI.                     Bratel Brasil, Portugal Telecom SGPS, FIA, Telemar Participações, AG S.A. and JEREISSATI TELECOM hold and/or shall hold shares issued by Oi after the Capital Increase of Oi (the “Shareholders”);

VII.                The Parties wish to execute, under certain conditions precedent, a temporary voting agreement for the exclusive purpose of approving (i) the steps of the Restructuring of Telemar Participações which comprises the merger of BRATEL BRASIL into Oi (the “Merger of BRATEL BRASIL into Oi”); (ii) the Merger of Oi Shares by CorpCo; and (iii) the Merger of Portugal Telecom SGPS into CorpCo.

NOW, THEREFORE, the Parties have agreed to execute this Temporary Voting Agreement of the Shareholders of Oi S.A. and CorpCo (the “Temporary Voting Agreement”), under the terms and for the purposes of article 118 of Law 6.404, of 15 December 1976 (the “Corporation Law”), as amended, which shall be governed by the following clauses and conditions:

CLAUSE I — AFFECTED SHARES

1.1          This Temporary Voting Agreement shall bind (i) all shares issued by Oi held by the Shareholders (or successors) on this date and the ones which may be issued in the future, including but not limited to those by means of subscription, acquisition, transfer, reverse split, division, bonus distribution, dividends distribution with payment in shares, capitalization of profits or other reserves, conversion of shares and as a result of mergers, amalgamations or spin-offs or any other corporate reorganization operation (including shares to be issued as a result of the Restructuring of Telemar Participações), conversion or transfer of any titles or securities, including debentures and subscription bonus, and any rights of share subscription or convertible bonds of Oi which may be granted, at any time, to the Shareholders (or successors), as well as all inherent rights and prerogatives (the “Oi Affected Shares”); and (ii) all shares issued by CorpCo held by CorpCo Shareholders (or successors) on this date and the ones which may be issued in the future, including but not limited to those by means of subscription, acquisition, transfer, reverse split, division, bonus distribution, dividends distribution with payment in shares, capitalization of profits or other reserves, conversion of shares and as a result of mergers, amalgamations or spin-offs or any other corporate reorganization operation (including shares to be issued as a result of the Restructuring of Telemar Participações and the Merger of Oi Shares by CorpCo), conversion or transfer of any titles or securities, including debentures and subscription bonus, and any rights of shares subscription or convertible bonds of CorpCo which may be granted, at any time, to the Shareholders (or successors), as well as all inherent rights and prerogatives (the “CorpCo Affected Shares”, and, together with the Oi Affected Shares, the “Affected Shares”).

CLAUSE II- GENERAL MEETING OF OI AND CORPCO SHAREHOLDERS

2.1          The Shareholders, irrevocably and irreversibly, hereby undertake to perform all necessary acts and to cooperate with the performance of all necessary acts by the other Parties and by Oi for the accomplishment of (i) the Merger of BRATEL BRASIL into Oi; (ii) the Merger of Oi Shares by CorpCo, including the approval of Oi financial statements; and (iii) the Merger of Portugal Telecom into CorpCo.

2.2          Subject to the provisions of the Clauses below, the Shareholders and Oi shall call, and shall cause Oi to call, within 60 (sixty) days from the consummation of the Capital Increase of Oi, an Extraordinary General Meeting of Oi shareholders, to be held up to 45 (forty-five) days as from the date it is called (the “AGEs Date”), in order to decide about the Merger of BRATEL BRASIL into Oi and the Merger of Oi Shares by CorpCo (the “Oi AGE”), including but not limited to: (i) the ratification of the appointment and hiring of the appraiser company responsible for the drafting of the valuation reports for the purposes of the Merger of BRATEL BRASIL into Oi and the Merger of Oi Shares by CorpCo (the “Appraisal Reports”); (ii) the approval of the Valuation Reports; (iii) the approval of the agreement governing the Merger of BRATEL BRASIL into Oi and the Merger of Oi Shares by CorpCo, which draft constitutes Exhibit 2.2 of this Agreement; (iv) the approval of the Merger of BRATEL BRASIL into Oi and the Merger of Oi Shares by CorpCo, under the terms and conditions of the respective agreements referred to in item “iii” above; and (v) the performance, by Oi management, of the necessary acts for the implementation of the Merger of BRATEL BRASIL into Oi and the Merger of Oi Shares by CorpCo.

2.2.1       The Shareholders, irrevocably and irreversibly, hereby undertake to (i) attend the Oi AGE; (ii) cause the members of the Oi Board of Directors designated by them to attend the Oi Board of Directors meeting that will decide on the Merger of BRATEL BRASIL into Oi and the Merger of Oi Shares by CorpCo (the “Oi RCA”); and (iii) vote and cause the members of Oi Board of Directors designated by them to vote, at the Oi AGE as well as the Oi RCA, favorably for the approval, without reserves, reservations or restrictions, of the Merger of BRATEL BRASIL into Oi and the Merger of Oi Shares by CorpCo.

2.2.2       The Shareholders who hold CorpCo Shares, irrevocably and irreversibly undertake to: (i) attend the Extraordinary General Meeting of CorpCo (the “CorpCo AGE”), called to decide on the Merger of Portugal Telecom into CorpCo, and to exercise the voting rights to which they are entitled to in order to approve the Merger of Portugal Telecom into CorpCo; (ii) cause the members of the CorpCo Board of Directors designated by them to attend the CorpCo

Board of Directors meeting that will decide on the Merger of Portugal Telecom into CorpCo (the “CorpCo RCA”); and (iii) cause the members of the CorpCo Board of Directors designated by them to vote, at the CorpCo RCA, favorably for the approval, without reserves, reservations or restrictions, of the Merger of Portugal Telecom into CorpCo.

2.3          In the event that, during the term of this Temporary Voting Agreement, any legal, arbitral or administrative remedy is determined, even if of a preliminary nature, in such a manner that the Oi AGE and/or the Oi RCA and/or the CorpCo AGE and/or the CorpCo RCA cannot be held, or so that the effects of the approval of any of Merger of BRATEL BRASIL into Oi and/or the Merger of Oi Shares by CorpCo and/or the Merger of Portugal Telecom are suspended, or, in any manner so, that the effect or the scope of Merger of BRATEL BRASIL into Oi and/or the Merger of Oi Shares by CorpCo and/or the Merger of Portugal Telecom are affected or restricted, each one of the Shareholders hereby irrevocably and irreversibly agrees to take and cause Oi to take all necessary measures to distance itself and implement, as soon as possible, the effects of the legal, arbitral or administrative remedies mentioned.

2.4          The chairmen of the Oi AGE, the Oi RCA, the CorpCo AGE and the CorpCo RCA shall refrain from registering and calculating the votes cast in disagreement with this Temporary Voting Agreement, subject to the provisions by article 118, § 8 of Corporation Law.

2.5          The Shareholders hereby, further irrevocably and irreversibly undertake to exercise their voting right in order to maintain the regular course of Oi business during the term of this Temporary Voting Agreement, refrain from taking any measure or practice any act that affects or limits the effects or the scope of this instrument. For the purposes of this Clause 2.5, it is considered the regular course of business the activities which, by their nature, purpose or manner of execution, are necessary for the achievement of Oi’s corporate purposes, considering the maintenance of its business at current levels, consistently with the past practices and guidelines determined by the administrative entities and without any kind of interruption or delay.

2.5.1                     The Shareholders hereby, further, irrevocably and irreversibly undertake to keep the members of the Oi Board of Directors in their current positions on the date of the execution of this Temporary Voting Agreement, instructing them to maintain the regular course of business of Oi. In case of vacancy or resignation of any member of the Oi Board of Directors during the term of this Temporary Voting Agreement, the election of the substitute shall be made by Telemar Participações according to the rules provided in its Shareholders Agreement in force on this date for the election of the members of the Board of Directors.

CLAUSE III — PROHIBITION TO TRANSFER AND ENCUMBER AFFECTED SHARES

3.1          During the term of this Temporary Voting Agreement, the Shareholders irrevocably and irreversibly undertake not to sell, dispose or transfer, directly or indirectly, by any means or manner, their Affected Shares, or any rights related to these Affected Shares, as well as not to create encumbrances or liens of any nature, judicial or extra-judicial, on the Affected Shares, including but not limited to pledge, bond, usufruct, chattel mortgage, trust, execution of purchase and sale or purchase option commitment, right of first refusal, lease, as well as the execution of other shareholders agreements.

CLAUSE IV — TIED IMPLEMENTATION

4.1          The step of the Merger of BRATEL BRASIL into Oi and the Merger of Oi Shares by CorpCo are conditioned one upon the other, such that the approval of these steps presupposes the approval of both on the same date, together and not disassociated one from the other.

CLAUSE V - WAIVERS

5.1          Should any signatory fail to enforce, at any time, the fulfillment of the provisions of this Temporary Voting Agreement or fail to exercise any option, alternative or right it is entitled to, such fact shall not imply the waiver of any of its provisions and shall not affect its validity or rights, in whole or in part, each signatory being assured the right of later enforcing any and all provisions of this Temporary Voting Agreement or to exercise any option, alternative or right, except as otherwise expressly provided in this Temporary Voting Agreement. No waiver of any provision of this Temporary Voting Agreement shall be effective in relation to the signatories unless made in writing and signed by the legal representative of the signatory granting the waiver.

CLAUSE VI - TRANSFER

6.1          The rights and obligations of the Parties in this Temporary Voting Agreement cannot be transferred or assigned, in whole or in part, except by means of prior written consent of the other Parties.

CLAUSE VII — EFFECTIVENESS AND TERM

7.1          This Temporary Voting Agreement shall come into force, automatically, for all purposes and effects, on the date of the consummation of the Capital Increase of Oi.

7.2          This Temporary Voting Agreement shall remain in force until (i) the consummation of the Merger of Portugal Telecom into CorpCo; or (ii) December 31, 2014, whichever occurs first.

CLAUSE VIII —  SHARES BOUND, FILING AND REGISTRATION

8.1          This Temporary Voting Agreement shall be filed on this date at the head offices of Oi and CorpCo, for all legal effects.

8.2          The obligations arising from this Temporary Voting Agreement shall be registered before the custodian agent of the Affected Shares, which shall have, on the side of the registry of the Affected Shares, the following wording: “The Shares indicated herein are bound and subject to the terms and conditions of the Temporary Voting Agreement of the Shareholders of Oi S.A. and CorpCo, executed on February 19, 2014, in accordance with such agreement, mainly with regard to the exercise of the voting rights which are inherent to them, as well as their transfer or encumbrance for any purposes”. This registry constitutes an impediment to the performance of any acts which violate the terms of this Temporary Voting Agreement, and Oi and CorpCo are, consequently, legitimately authorized not to record such acts in this case and, thus, to refuse to transfer the ownership or any rights over the Affected Shares covered by this Temporary Voting Agreement, unless it is towards performing the Restructuring of Telemar Participações.

CLAUSE IX — SPECIFIC EXECUTION

9.1          The Parties hereby undertake to exercise their voting rights in relation to Oi and CorpCo consistently with the terms of this Temporary Voting Agreement, by means of which any of the Parties has the right to enforce the specific execution against the other Parties according to the provisions of Articles 466-A, 466-B and 466-C of Brazilian Code of Civil Procedure and article 118, paragraph 3, of Corporate Law.

CLAUSE X — GENERAL PROVISIONS

10.1        All communication provided under or allowed in this Temporary Voting Agreement shall be done in writing and shall be deemed  duly made when transmitted by telegram, fax or by means of electronic data transmission (in each case subject to receipt of the appropriate receipt code or confirmation of receipt by the addressee), or when delivered by courier or sent by registered letter to the address of the Parties or of the individuals authorized to receive such communication, at the addresses indicated in the identification of the Parties set forth in this Temporary Voting Agreement.

10.2        The terms and conditions of this Temporary Voting Agreement shall benefit and irrevocably and irreversibly bind the undersigned and their respective successors, including but not limited to the successors of the Shareholders following the Restructuring of Telemar Participações.

10.3        Any amendment or change to this Temporary Voting Agreement can only be made or be binding on the Parties, if made in writing and duly signed by all the Parties.

10.4        In the event any clause or provision of this Temporary Voting Agreement comes to be ineffective, unenforceable or invalid, such fact shall not affect the enforceability or the validity of the other clauses and provisions, which shall remain in full force and effect. In this event, the Parties shall negotiate in good faith for the substitution of the ineffective clause or provision, in such a manner that the purpose and principles established in this instrument be maintained.

10.5        The parties hereby declare that they are aware of the provisions of each of the agreements governing the Transaction and acknowledge and agree that all the agreements governing the Transaction are conditioned one on another and are only justified if all acts provided in the other Transaction agreements are performed according to their respective terms and conditions. In this regard, the Parties acknowledge that in the event any of the Transaction agreements is terminated or if the acts provided for in such agreement are not performed for any reason whatsoever, the other Transaction agreements shall be deemed automatically terminated.

CLAUSE XI — RESOLUTION OF DISPUTES

11.1        The Parties shall use their best efforts to resolve amicably and by consensus any disagreements or disputes, litigation, issue, doubt or divergence of any nature directly or indirectly related to this Contract (a “Dispute”), involving any of the Parties.

11.2        If the Parties do not reach an amicable and consensual solution regarding a Dispute, following discussions over a period of 10 (ten) Business Days, the Dispute shall be resolved by means of arbitration to be conducted before and administered by the Arbitration Chamber of the Brazil-Canada Chamber of Commerce (the “Chamber”).

11.3        The arbitration shall be conducted pursuant to the procedural rules of the Chamber in force at the time of the arbitration.

11.4        The arbitration shall be conducted by an Arbitration Panel composed of three arbitrators registered with the Brazilian Bar Association (the “Arbitration Panel”).

11.4.1     Each involved Party shall appoint an arbitrator. If there is more than one plaintiff, they shall all appoint one common arbitrator through mutual agreement; if there is more than one defendant, they shall all appoint one common arbitrator through mutual agreement. The third arbitrator, who shall preside over the arbitration, shall be chosen by mutual agreement of the arbitrators appointed by the involved Parties.

11.4.2     Any omissions, recusals, litigation, doubts and lack of agreement regarding the appointment of the arbitrators by the Involved Parties or the choice of the third arbitrator shall be resolved by the Chamber.

11.4.3     The procedures provided in this clause shall also apply to cases of replacement of an arbitrator.

11.5        The arbitration shall be conducted in the City of Rio de Janeiro, State of Rio de Janeiro, and the Arbitration Panel may, with justification, designate that specific acts take place in other locations.

11.5.1     The arbitration shall be conducted in the Portuguese language.

11.5.2     The arbitration shall be based on law, applying the rules and principles of the legal order of the Federative Republic of Brazil.

11.5.3     The arbitration shall be concluded in a period of 6 (six) months, but may be extended, with justification, by the Arbitration Panel.

11.5.4     The arbitration shall be secret.

11.6        The Arbitration Panel shall allocate among the Parties, following criteria of loss, reasonableness and proportionality, payment for reimbursement of (i) fees and other amounts owed, paid or reimbursed to the Chamber, (ii) honoraria and other amounts owed, paid or reimbursed to the arbitrators, (iii) honoraria and other amounts owed, paid or reimbursed to experts, translators, interpreters, stenotypists and others who may be designated by the Arbitration Panel, (iv) attorneys’ fees and loss fee set by the Arbitration Panel and (v) any compensation for litigation in bad faith. The Arbitration Panel shall not sentence any of the Parties involved to pay or reimburse (i) contractual honoraria or any other amount owed, paid or reimbursed by the opposing party to its attorneys, technical assistants, translators, interpreters and other assistants and (ii) any other amount owed, paid or reimbursed by the opposing party regarding the arbitration, for example, expenses on photocopies, authentications, consularization and travel.

11.7        The decisions of the Arbitration Panel shall be final and definitive, with no need for judicial homologation nor can there be any appeal against same, except for requests for correction and clarification to the Arbitration Panel as provided in Art. 30 of Law 9.307/96 and any action for annulment grounded on Art. 32 of Law 9.307/96.

11.8        Before installation of the Arbitration Panel, any of the involved Parties shall be able to file for injunctions or advance rulings, but any filing for injunctions or advanced rulings with the courts shall not affect the existence, validity and efficacy of the arbitration, nor shall it signify waiver relating to the need for submission of the Dispute to arbitration. Following the installation of the Arbitration Panel, requests for injunctions or advanced rulings shall be made to the

Arbitration Panel.

11.9        For (i) injunctions and advance rulings prior to the constitution of the Arbitration Panel, (ii) the enforcement of decisions of the Arbitration Panel, including the final sentence, (iii) any action for annulment grounded on Art. 32 Law 9.307/96 and (iv) Disputes that by force of Brazilian law cannot be submitted to arbitration, the parties elect the courts of the District of Rio de Janeiro as the only one competent, waiving all others no matter how special and privileged they may be.

In witness hereof, the Parties executed this instrument in 7 (seven) counterparts of the same content and form, before the 2 (two) undersigned witnesses.

Rio de Janeiro, February 19, 2014.

PORTUGAL TELECOM, SGPS S.A.

Name:	Name:
Title:	Title:

CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES

Managed by BTG Pactual Serviços Financeiros S.A. DTVM

Name:	Name:
Title:	Title:

Signature page of the Temporary Voting Agreement of the Shareholders of Oi S.A. and Telemar Participações S.A. (to be referred to as “CorpCo”), executed among Portugal Telecom, SGPS S.A., Caravelas Fundo de Investimento em Ações, Bratel Brasil S.A., Telemar Participações S.A., Andrade Gutierrez S.A., Jereissati Telecom S.A. and Oi S.A. on  February 19, 2014.

BRATEL BRASIL S.A.

Name:	Name:
Title:	Title:

TELEMAR PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

ANDRADE GUTIERREZ S.A.

Name:	Name:
Title:	Title:

JEREISSATI TELECOM S.A.

Name:	Name:
Title:	Title:

OI S.A.

Name:	Name:
Title:	Title:

Witnesses:

Name:	Name:
CPF:	CPF:

TEMPORARY VOTING AGREEMENT OF THE SHAREHOLDERS OF OI S.A. AND OF TELEMAR PARTICIPAÇÕES S.A. (TO BE REFERRED TO AS “CORPCO”)

Attachment 2.2

Protocol and Justification for the Merger of Bratel Brasil S.A. into Oi S.A. and for the Merger of Shares of Oi by CorpCo.

1

PROTOCOL AND JUSTIFICATION FOR THE MERGER OF BRATEL BRASIL S.A. INTO OI S.A.

BRATEL BRASIL S.A., a corporation, with head offices at Rua Cubatão 320, 4th floor, in the City of São Paulo, State of São Paulo, enrolled as a taxpayer at CNPJ/MF under No. 12.956.126/0001-13, herein represented pursuant to its By-Laws (“Bratel Brasil” or “Mergee”);

OI S.A., a publicly traded company with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua do Lavradio, 71, 2nd floor, enrolled as a taxpayer at CNPJ/MF under No. 76.535.764/0001-43, herein represented pursuant to its By-Laws (“Oi” or “Mergor”)

Bratel Brasil and Oi shall jointly be referred to simply as “Parties” or “Companies”.

WHEREAS:

(i)                                                             On October 2, 2013, a certain Material Fact was disclosed announcing that Oi, Portugal Telecom, SGPS, S.A. (“Portugal Telecom”) AG Telecom Participações S.A. (“AG”), LF Tel S.A. (“LF”), PASA Participações S.A. (“PASA”), EDSP75 Participações S.A. (“EDSP75”) and Bratel Brasil S.A. (“Bratel Brasil”), and, further, certain shareholders of Portugal Telecom, particularly Avistar, SGPS, S.A. and Nivalis Holding B.V., executed a memorandum of understanding (“MOU”) the objective of which is to establish the bases and principles that will regulate the negotiations toward a possible transaction involving Portugal Telecom, Oi and a few of their controlling shareholders so as to form a company that will gather the shareholders of Oi, Portugal Telecom and, further, of Telemar Participações S.A. (“TelPart”) and will combine the activities and businesses of Oi in Brazil and of Portugal Telecom in Portugal and in Africa, toward the consolidation of the industrial alliance between Oi and Portugal Telecom, started in 2010 and developed as from that date (“Industrial Alliance”), will make it possible to accelerate the development of Oi in Brazil, leverage and enhance the innovation capacity of Portugal Telecom and realize the value of the synergies (“Transaction”);

(ii)                                                          the Transaction includes a series of steps, among which are (i) the contribution of a part of the equity held by Andrade Gutierrez S.A. (“AG S.A.”) and by Jereissati Telecom S.A. (“Jereissati Telecom”) in PASA and EDSP75, respectively, in specific purpose companies (“Newcos”); (ii) issuance of debentures that are convertible into shares by the Newcos, EDSP75, PASA, AG, LF and TelPart in an amount necessary for payment of

2

its indebtedness; (iii) an increase in the capital of Oi, in assets and cash, by public offering, that was approved by the Oi Board of Directors on [=][=] [=](1); (iv) paying in of the convertible debentures and liquidation of the holding companies’ indebtedness; (v) split-up of EDSP75, PASA, LF and AG in order to segregate their equity in CTX Participações S.A. (“CTX”) and in Contax Participações S.A. (“Contax”), which will be transferred and merged by new corporations incorporated for these purposes, and the exchange of shares of these corporations for PASA and EDSP75 shares between Bratel Brasil and AG S.A. and Jereissati Telecom; (vi) conversion of the debentures issued by EDSP75, PASA, AG and LF into shares; (vii) conversion of the debentures issued by TelPart into shares; (viii) corporate restructuring of AG, LF, EDSP 75, PASA, Bratel Brasil and TelPart, in order to segregate assets not related to their respective direct or indirect equity in Oi, so that AG, LF, Bratel Brasil and TelPart shall have neither assets nor liabilities (or they shall have cash equivalent to any accounts payable), with the exception of their direct or indirect equity in Oi capital; (ix) the merger of Oi shares by TelPart; and (x) the merger of Portugal Telecom into TelPart;

(iii)                                                       prior to the implementation of this merger, the following steps of this Transaction shall have been carried out: (i) the creation of Newcos to which was conferred part of the equity of Jereissati Telecom and AG S.A. in EDSP75 and PASA; (ii) capitalization of EDSP75, PASA, LF, AG, and Telpart through issuance of debentures convertible into shares; (iii) capitalization of Oi, through an increase in capital by means of public subscription of shares, pursuant to the material fact disclosed on [=](2); (iv) paying in of all debentures convertible into shares issued by EDSP75, PASA, LF, AG and Telpart; (v) partial split-up of PASA, EDSP75, AG, LF; (vi) exchange of shares between Bratel Brasil and AG S.A., and between Bratel Brasil and Jereissati Telecom, so that Portugal Telecom is no longer a direct or indirect shareholder of CTX and Contax and of the corporations that result from said split-ups, and AG S.A. and Jereissati Telecom become direct or indirect owners of shares issued by CTX and Contax now held by Portugal Telecom, with Portugal Telecom receiving, in turn, directly or indirectly, shares issued by PASA and EDSP75; (vii) conversion of the debentures issued by the Newcos, EDSP75, PASA, AG and LF into shares; (viii) conversion of the debentures issued by TelPart into shares; (ix) merger of LF into EDSP75 and merger of AG into PASA; (x) merger of EDSP75 and PASA into Bratel Brasil; (xi) partial disproportional split-up of TelPart with merger of the part spun off into Bratel Brasil; (xii) partial split-up of

(1)  Date subject to confirmation of schedule.

(2)  Date subject to confirmation of schedule.

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Bratel Brasil with merger of the part spun off into Marnaz Holdings S.A. (“Marnaz”);

(iv)                                                      due to the implementation of the above-mentioned steps, at the moment this merger is approved, Bratel Brasil shall hold 267,094,876 common shares and 369,593,334 preferred shared issued by Oi, corresponding to an equity holding of [16.21](3)% of the voting capital of Oi and [12.63](4)% of the total capital stock of Oi;

(v)                                                         for implementation of the Transaction and as a means of achieving its objectives, it is necessary to simplify the corporate structure of the TelPart chain of control, in order to unite the shareholding bases of the corporations in TelPart and Oi themselves, and the mergers provided in this Protocol and Justification are for purposes of such simplification;

(vi)                                                      the merger provided in this Protocol and Justification is one of the steps necessary for the implementation of the Transaction and that the conclusion of the Transaction, including this merger, is subject to the conditions described herein and other provisions in the Transaction documents;

(vii)                                                   the base date for the merger provided in this Protocol and Justification is  [April] [30], [2014](5) (“Base Date”).

The Parties resolve to execute this Protocol and Justification of Merger (“Protocol and Justification”), pursuant to Articles 224, 225 and 227 of Law 6,404/76 (“Corporations Law”), under the following terms and conditions.

CLAUSE ONE – PROPOSED TRANSACTION AND JUSTIFICATION

1.1.                            Proposed Transaction. The Transaction consists of the merger of Bratel Brasil into Oi, with the transfer of the entire equity of Bratel Brasil, substantially consisting of its investment in Oi, to Oi itself, which shall succeed said company in all respects, in all its assets, rights and obligations, such that Bratel Brasil shall be extinguished, under the terms of Article 227 of the Corporations Law (“Merger of Bratel Brasil”).

1.2.                            Justification for the Merger. The merger of Bratel Brasil is one of the steps necessary for implementation of the Transaction, the purpose of which it to combine the activities and businesses of Oi and of Portugal Telecom, which, upon completion of the Transaction, shall be held by one sole company, TelPart. The purpose of the merger of Bratel Brasil is in the context of the Transaction, the purpose of which is (i) to form one, large, sole, multinational company with head offices in Brazil; (ii) the continuity of the

(3)  This information will only be known following the results of the increase in Oi capital.

(4)  This information will only be known following the results of the increase in Oi capital.

(5)  Date subject to updating to the date of the last approved balance sheet.

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commercial brands for Oi and Portugal Telecom operations, in their respective operating areas, subject to unified control and management by TelPart; (iii) the consolidation of the Industrial Alliance, making it possible to maximize synergies, reduce operating risks, optimize efficiency of investments and guarantee best practices; (iv) the strengthening of the capital structure of the integrated companies, facilitating their access to capital and financial resources; (v) the consolidation of the shareholder base of TelPart, Oi and Portugal Telecom solely in common shares traded on the BM&FBOVESPA New Market, the NYSE Euronext Lisbon and the NYSE; (vi) the dispersion of the TelPart shareholder base which, once the Transaction is consummated, shall not have shareholders or groups of linked shareholders holding the majority of the capital; (vii) the adoption of best practices of corporate governance in the BM&FBOVESPA New Market segment; and (viii) the pursuit of greater liquidity of the shares traded on said markets.

CLAUSE TWO – NUMBER, TYPE AND CLASS OF SHARES TO BE ASCRIBED TO BRATEL BRASIL SHAREHOLDERS

2.1.                 Number, Type and Class of Shares to be Ascribed. As a result of the Merger of Bratel Brasil, Bratel Brasil shareholders shall receive Oi common and preferred shares held by Bratel Brasil, in the proportion of their share interest in the capital stock of Bratel Brasil such that, following the Merger of Bratel Brasil, Bratel Brasil shareholders shall hold the same number of shares in Oi that Bratel Brasil had immediately before the Merger of Bratel Brasil.

2.2.                 Fractions of Shares. In order to ensure that all shares issued by Oi as a result of the Merger of Bratel Brasil shall go to Bratel Brasil shareholders, who shall receive shares in the same quantity held by Bratel Brasil, any fractions of shares issued by Oi shall be rounded upwards to the nearest whole number, if the resulting fraction is equal to or greater than 0.5 (five tenths) of a share, or down to the nearest whole number, if the resulting fraction is less than 0.5 (five tenths) of a share.

CLAUSE THREE - RIGHT OF BRATEL BRASIL SHAREHOLDERS TO WITHDRAW

3.1                    Right of Bratel Brasil Shareholders to Withdraw. Under Article 137 of the Corporations Law, the Bratel Brasil shareholders who do not approve the Transaction, be it by dissention, abstention or nonattendance, shall have the right to withdraw in the 30 days subsequent to the date of publication of the minutes of the general shareholders meeting that approves the Merger of Bratel Brasil, by means of reimbursement for their shares. Without prejudice to the provisions of this item, it is not expected that any Bratel Brasil shareholder will exercise the option to withdraw.

3.2.                 Right of Oi Shareholders to withdraw. Oi shareholders shall not have the right to

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withdraw as a function of the Merger of Bratel Brasil.

CLAUSE FOUR – ASSET VALUATION OF BRATEL BRASIL AND TREATMENT OF CHANGES IN STOCKHOLDERS EQUITY SUBSEQUENT TO THE BASE DATE

4.1. Valuating Company. The Parties contracted [Apsis] [identification](6) (“Valuating Company”), to prepare a valuation report to determine the asset value of Bratel Brasil to be merged into Oi’s equity, which is attached to this Protocol and Justification as Attachment I (“Bratel Brasil Valuation Report”).

4.2. Ratification of the contract with the Valuating Company. The Bratel Brasil general shareholders meeting and the Oi general shareholders meeting shall ratify the appointment and engagement of the Valuating Company for preparation of the Bratel Brasil Valuation Report.

4.3. Representation of the Valuating Company. Pursuant to current legislation, the Valuating Company represented: (i) that it does not directly or indirectly own any securities or derivatives that reference a security issued by the Parties; (ii) that it does not have a conflict of interest that would diminish the independence necessary for the performance of its duties; and (iii) that it was not given any type of limitation by either of the Parties, their controlling shareholders and/or administrators to its carrying out of the necessary work.

4.4. Valuation Criterion. The Valuating Company adopted the criterion of asset value on the Base-Date (as defined below) for valuating Bratel Brasil equity to be merged into Oi.

4.5. Ascribed Value. According to the Bratel Brasil Valuation Report, Bratel Brasil is ascribed the value of R$ [=] ([=])(7).

4.6. Financial Statements. The financial statements used in preparing the merger documents were made referencing the Base Date.

4.7. Changes in Stockholders Equity. The changes in stockholders equity of Bratel Brasil that occur after the Base Date shall be accounted for directly by Oi and shall be entered into its respective accounting books.

CLAUSE FIVE – SHARES OF ONE COMPANY HELD BY ANOTHER AND TREASURY SHARES

5.1.                 Treatment of Shares of Oi Held by Bratel Brasil. Shares issued by Oi and held by

(6)  Subject to confirmation of Apsis, which shall issue such Valuation Report.

(7)  This information will only be known after publication of said Valuation Report.

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Bratel Brasil shall be transferred to the Bratel Brasil shareholders, in the proportion of their equity in Bratel Brasil’s capital stock. With approval of the Merger of Bratel Brasil and its extinguishment, all shares issued by Bratel Brasil, including those held in treasury, shall be cancelled. Oi does not hold any Bratel Brasil shares.

CLAUSE SIX – NO INCREASE OF CAPITAL STOCK OF OI AS A RESULT OF THE MERGER OF BRATEL BRASIL

6.1.                 No Increase in the Capital Stock of Oi. The merger of Bratel Brasil shall not result in an increase in the capital stock of Oi, considering that the net assets transferred from Bratel Brasil equity to Oi shall be earmarked for capital reserve and, in the applicable amount, to the special goodwill reserve. Shares issued by Bratel Brasil shall be extinguished and the Bratel Brasil shareholders shall receive 267,094,876 common shares and 369,593,334 preferred shares issued by Oi that were held by Bratel Brasil immediately prior to the Merger of Bratel Brasil.

6.2.                 Allocation of the Net Assets of Bratel Brasil. The book value of the net assets of Bratel Brasil to be incorporated into Oi is R$ [=] ([=])(8), according to the Bratel Brasil Valuation Report, which shall be earmarked for capital reserve and, in the applicable amount, the special goodwill reserve, in benefit of all shareholders of Oi, as provided in Art. 6, §1, (a) and § 2 of CVM Instruction No. 319/99.

CLAUSE SEVEN – TYPES OF SHARES TO BE DELIVERED TO BRATEL BRASIL SHAREHOLDERS

7.1.                            Shares to be Delivered to Bratel Brasil Shareholders in the Merger of Bratel Brasil. Bratel Brasil shareholders shall receive, in the proportion of their equity in the capital stock of Bratel Brasil, 267,094,876 common shares and 369,593,334 preferred shares issued by Oi and held by Bratel Brasil immediately prior to the Merger of Bratel Brasil. The Oi shares to be transferred to Bratel Brasil shareholders shall have the same rights as conferred on Oi’s other shares, including full receipt of dividends and/or interest on equity that may come to be declared by Oi as from the date on which the Merger of Bratel Brasil is concluded.

CLAUSE EIGHT – NO CHANGES TO THE OI BY-LAWS

8.1.                 No Changes to the Oi By-Laws. The Merger of Bratel Brasil shall not cause alterations to the Oi By-Laws.

(8)  This information will only be known after publication of the Bratel Brasil Report.

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CLAUSE NINE — APPROVAL BY THE PARTIES’ GENERAL SHAREHOLDERS MEETINGS

9.1.                            The Bratel Brasil Special General Shareholders Meeting. Bratel Brasil shall hold a special general shareholders meeting to decide on and approve, among other matters: (i) the Protocol and Justification; (ii) the ratification of the appointment and engagement of the Valuating Company for preparation of the Bratel Brasil Valuation Report; (iii) the Bratel Brasil Valuation Report; (iv) the Merger of Bratel Brasil under the terms and conditions of this Protocol and Justification; and (v) the carrying out, by its administrators, of the acts necessary for implementation of the Merger of Bratel Brasil.

9.2                               The Oi Special General Shareholders Meeting. Oi shall hold a special general shareholders meeting to decide on and approve, among other matters: (i) the Protocol and Justification; (ii) the ratification of the appointment and engagement of the Valuating Company for preparation of the Bratel Brasil Valuation Report; (iii) the Bratel Brasil Valuation Report; (iv) the Merger of Bratel Brasil under the terms and conditions of this Protocol and Justification; (v) the increase in the capital stock with the issuance of new shares, to be fully paid in by means of the merger of all of Bratel Brasil equity into Oi; (vi) the changes to the by-laws to reflect the increase in Oi capital; and (vii) the carrying out, by its administrators, of the acts necessary for implementation of the Merger of Bratel Brasil.

CLAUSE TEN — GENERAL PROVISIONS

10.1.          Extinguishment of the Mergee. Following the completion of the Merger of Bratel Brasil, Bratel Brasil shall be extinguished and Oi shall absorb all its assets, rights, liabilities obligations and responsibilities.

10.2. Approval of the Intermediate Restructuring. All steps of the corporate restructuring in the intermediate companies in the Oi chain of control, which include the merger of LF Tel into EDSP75, the merger of AG into PASA, the merger of EDSP75 and PASA into Bratel Brasil, the disproportional split-up of TelPart with the merger of the assets spun off into Bratel Brasil, the split-up of Bratel Brasil with the merger of the assets spun off into Marnaz, the merger of Bratel Brasil into Oi, and the merger of Marnaz, Venus RJ Participações S.A., Sayed RJ Participações S.A. and PTB 2 S.A. into TelPart, (“Restructuring of the TelPart Chain”), and also, the merger of Oi shares by TelPart (“Merger of Shares of Oi”), shall be implemented simultaneously. Thus, the Parties agree that the implementation and efficacy of each one of the steps in the Restructuring of the TelPart Chain and the Merger of Shares of Oi shall be conditioned on actual approval of the other steps in the Restructuring of the TelPart Chain and the Merger of Shares of Oi.

10.3.          Audit of Mergee’s Financial Statements. Pursuant to Art. 12 CVM Instruction No. 319/99, Mergee’s financial statements that served as a base for the mergers described in this Protocol and Justification were audited by KPMG Independent Auditors.

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10.4.          Documents Available to Shareholders. All the documents mentioned in this Protocol and Justification, besides all the other documents already available, shall be at the disposal of the respective shareholders of Oi and Bratel Brasil, pursuant to applicable law and regulations, and can be consulted by its shareholders at the following address: Rua do Lavradio, 71, 2nd floor, in the City of Rio de Janeiro, State of Rio de Janeiro. The documents will also be available at the websites of the CVM (www.cvm.gov.br), BM&FBOVESPA (www.bmfbovespa.com.br), and at Oi’s Investor Relations site (http://ri.oi.com.br).

10.5.                     Survival of Valid Clauses. In the event that any clause, provision, term or condition in this Protocol and Justification is held invalid, all other clauses, provisions, terms and conditions not affected by this invalidity shall remain valid.

10.6.                     Venue of Law. The Central Courts of the District of the Capital of the State of Rio de Janeiro are chosen to resolve any issues arising from this Protocol and Justification, waiving all others, no matter how privileged they may be or come to be.

IN WITNESS WHEREOF the Parties sign this Protocol and Justification in 3 (three) copies of equal form and content and for one sole effect, together with the two witnesses identified below.

Rio de Janeiro, [=]  [=]2014.

OI S.A.

Name:	Name:
Title	Title

BRATEL BRASIL S.A.

Name:	Name:
Title	Title

Witnesses:

Name:	Name:
RG:	RG:

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Attachment I

Bratel Brasil Valuation Report

(see attached doc containing [=] pages)

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PROTOCOL AND JUSTIFICATION FOR THE MERGER OF SHARES OF OI BY TELEMAR PARTICIPAÇÕES S.A.

OI S.A., a publicly traded company with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua do Lavradio, 71, 2nd floor, enrolled as a taxpayer at CNPJ/MF under No. 76.535.764/0001-43, herein represented pursuant to its By-Laws (“Oi”);

TELEMAR PARTICIPAÇÕES S.A., a publicly-held company with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo, 300, 11th floor, enrolled as a taxpayer at CNPJ/MF under No. 02.107.946/0001-87, herein represented pursuant to its By-Laws (“TelPart”);

Oi and TelPart, shall jointly be referred to simply as “Parties” or “Companies”.

WHEREAS:

(i)                    Oi is a publicly traded company the purpose of which is the exploitation of telecommunications services and activities that are necessary or useful to the execution of those services, in compliance with the concessions, authorizations and permissions that were granted it;

(ii)                   TelPart is a publicly traded company the purpose of which is the direct or indirect holding of equity in the capital stock of Oi and other corporations, in Brazil or abroad, and it may also render managerial and administrative services to the companies under its control;

(iii)                  On October 2, 2013, a certain Material Fact was disclosed announcing that Oi, Portugal Telecom, SGPS, S.A. (“Portugal Telecom”) AG Telecom Participações S.A. (“AG”), LF Tel S.A. (“LF”), PASA Participações S.A. (“PASA”), EDSP75 Participações S.A. (“EDSP75”) and Bratel Brasil S.A. (“Bratel Brasil”), and, further, certain shareholders of Portugal Telecom, particularly Avistar, SGPS, S.A. and Nivalis Holding B.V., executed a memorandum of understanding (“MOU”) with the goal to establish the bases and principles that will regulate the negotiations toward a possible transaction involving Portugal Telecom, Oi and a few of their controlling shareholders so as to form a company that will gather the shareholders of Oi, Portugal Telecom and, further, of Telemar Participações S.A. (“TelPart”) and will combine the activities and businesses of Oi in Brazil and of Portugal Telecom in Portugal and in Africa, toward the consolidation of the industrial alliance between Oi and Portugal Telecom, started in 2010 and developed as from that date (“Industrial Alliance”), will make it possible to accelerate the development of Oi in Brazil, leverage and enhance the innovation capacity of Portugal Telecom and crystallize the value of the synergies (“Transaction”);

(iv)                  the Transaction includes a series of steps, among which are (i) the contribution of a part of the equity held by Andrade Gutierrez S.A. (“AG S.A.”) and by Jereissati Telecom S.A. (“Jereissati Telecom”) in PASA and EDSP75, respectively, in specific purpose companies (“Newcos”); (ii) issuance of debentures that are convertible into shares by the Newcos, EDSP75, PASA, AG, LF and TelPart in an amount necessary for payment of its indebtedness; (iii) an increase in the capital of Oi, in assets and cash, by public offering, that was approved by the Oi Board of Directors on [=][=] [=](1); (iv) paying in of the convertible debentures and liquidation of the holding companies’ indebtedness; (v) split-up of EDSP75, PASA, LF and AG in order to segregate their equity in CTX Participações S.A. (“CTX”) and in Contax Participações S.A. (“Contax”), which will be transferred and merged by new corporations incorporated for these purposes, and the exchange of shares of these corporations for PASA and EDSP75 shares between Bratel Brasil and AG S.A. and Jereissati Telecom; (vi) conversion of the debentures into shares; (vii) conversion of the debentures issued by TelPart into shares; (viii) corporate restructuring of AG, LF, EDSP75, PASA, Bratel Brasil and TelPart, in order to segregate assets not related to their respective direct or indirect equity in Oi, so that AG, LF, Bratel Brasil and TelPart shall have neither assets nor liabilities (or they shall have cash equivalent to any accounts payable), with the exception of their direct or indirect equity in Oi capital; (ix) the merger of the shares of Oi into TelPart; and (x) the merger of Portugal Telecom into TelPart;

(v)                   prior to the implementation of this merger, the following steps of this Transaction shall have been carried out: (i) the creation of Newcos to which was conferred part of the equity of Jereissati Telecom and AG S.A. in EDSP75 and PASA; (ii) capitalization of EDSP75, PASA, LF, AG, Newcos and TelPart through issuance of debentures convertible into shares; (iii) capitalization of Oi, through an increase in capital by means of public subscription of shares, pursuant to the material fact disclosed on [=](2); (iv) paying in of all debentures convertible into shares issued by EDSP75, PASA, LF, AG, Newcos and TelPart; (v) partial split-up of PASA, EDSP75, AG, LF; (vi) exchange of shares between Bratel Brasil and AG S.A., and between Bratel Brasil and Jereissati Telecom, so that Portugal Telecom is no longer a direct or indirect shareholder of CTX and Contax and of the corporations that result from said split-ups, and AG S.A. and Jereissati Telecom become direct or indirect owners of shares issued by CTX and

(1)  Date subject to confirmation of schedule.

(2)  Date subject to confirmation of schedule.

Contax now held by Portugal Telecom, with Portugal Telecom receiving, in turn, directly or indirectly, shares issued by PASA and EDSP75; (vii) conversion of the debentures into shares; (viii) merger of LF into EDSP75 and merger of AG into PASA; (ix) merger of EDSP75 and PASA into Bratel Brasil; (x) partial disproportional split-up of TelPart with merger of the part spun off into Bratel Brasil; (xi) partial split-up of Bratel Brasil with merger of the part spun off into Marnaz Holdings S.A. (“Marnaz”); (xii) merger of Bratel Brasil into Oi; (xiii) merger of Marnaz, Newcos and PTB 2 S.A. into TelPart;

(vi)                  due to the implementation of the above-mentioned steps, at the moment this merger of shares is approved, TelPart shall hold 126,596,624 common shares and 96,164,146 preferred shared issued by Oi, corresponding to an equity holding of [7.68](3)% of the voting capital of Oi and [4.42](4)% of the total capital stock of Oi;

(vii)                 this merger of shares is one of the steps necessary for the implementation of the Transaction and that the conclusion of the Transaction, including this merger of shares, is subject to the conditions described herein and other provisions in the Transaction documents;

The Parties resolve to execute this Protocol and Justification of Merger of Shares (“Protocol and Justification”), pursuant to Articles 224, 225 and 252 of Law 6,404/76 (“Corporations Law”), under the following terms and conditions.

CLAUSE ONE — PROPOSED TRANSACTION AND JUSTIFICATION

1.1.         Proposed Transaction. The Transaction consists of the merger of the shares of Oi into TelPart, with the transfer of the entire equity of Oi (except for those already held by TelPart) to TelPart, with the objective of making Oi a wholly owned subsidiary of TelPart, under the terms of Article 252 of the Corporations Law (“Merger of Bratel Brasil”).

1.2.         Justification for the Merger. The merger of shares is one of the steps necessary for implementation of the Transaction, the purpose of which it to combine the activities and businesses of Oi and of Portugal Telecom, which, upon completion of the Transaction, shall be held by one sole company, TelPart. The purpose of the merger of Shares is in the context of the Transaction, the purpose of which is (i) to form one, large, sole, multinational company with head offices in Brazil; (ii) the continuity of the commercial brands for Oi and Portugal Telecom operations, in their respective

(3)  This information will only be known following the results of the increase in Oi capital.

(4)  This information will only be known following the results of the increase in Oi capital.

operating areas, subject to unified control and management by TelPart; (iii) the consolidation of the Industrial Alliance, making it possible to maximize synergies, reduce operating risks, optimize efficiency of investments and guarantee best practices; (iv) the strengthening of the capital structure of the integrated companies, facilitating their access to capital and financial resources; (v) the consolidation of the shareholder base of TelPart, Oi and Portugal Telecom solely in common shares traded on the BM&FBOVESPA New Market, the NYSE Euronext Lisbon and the NYSE; (vi) the dispersion of the TelPart shareholder base which, once the Transaction is consummated, shall not have shareholders or groups of linked shareholders holding the majority of the capital; (vii) the adoption of best practices of corporate governance in the BM&FBOVESPA New Market segment; and (viii) the pursuit of greater liquidity of the shares traded on said markets.

CLAUSE TWO — NUMBER, TYPE AND CLASS OF SHARES TO BE ASCRIBED TO OI SHAREHOLDERS OF OI;

2.1.      Number, Type and Class of Shares to be Ascribed. As a result of the Merger of Shares, each common share issued by Oi shall be substituted by a new common share issued by TelPart and each 1.0857 preferred share issued by Oi shall be substituted by a new common share issued by TelPart (“Ratio of Substitution”).

2.2.      Criteria Used to Determine the Ratio of Substitution. The Ratio of Substitution was established based on the parameter of market quotes for shares of Oi in the period 30 days prior to the disclosure of the Material Fact that announced the Transaction and on the fact that the number of TelPart shares is equal to the number of shares that TelPart directly or indirectly holds in Oi, subject to the premise that TelPart shall have no assets nor liabilities (or shall have cash or cash equivalents in sufficient amounts to fully pay its debts) with the exception of its investment in Oi.

2.3.      Valuation of the Net Asset Value of Oi and TelPart at Market Prices. To comply with the provisions of Article 264 of the Corporations Law, [Apsis] [identification](5) (“Valuating Company”) valuated the net asset value of Oi and TelPart at market prices, on the Base Date (as defined below), (“Market Net Asset Report”), shown in Attachment II, having as a result, exclusively for purposes of Art. 264 of the Corporations Law, a ratio of substitution of [=](6) shares issued by TelPart for each 1 (one) share issued by Oi.

2.4.      Fractions of Shares. Fractions of shares issued by TelPart resulting from the Merger of Shares grouped in whole numbers of shares and sold in auctions held

(5)  Subject to confirmation of Apsis that will issue the Valuation Report in reference.

(6)  This information will only be known following issuance of the valuation report for purposes of Article 264 of the Corporations Law.

at BM&FBovespa, under the terms of the notice to shareholders to be published following conclusion of the merger. The net amounts resulting from the sale shall be made available to holders of fractions of TelPart shares, due to the Merger of Shares, in proportion to the fractions they hold.

CLAUSE THREE - RIGHT OF TELPART SHAREHOLDERS TO WITHDRAW

3.1       Right of TelPart Shareholders to Withdraw. Under Article 252 of the Corporations Law, the TelPart shareholder who does not approve the Transaction, be it by dissention, abstention or nonattendance, shall have the right to withdraw in the 30 days subsequent to the date of publication of the minutes of the general shareholders meeting that approves the Merger of Shares, by means of reimbursement for the shares it proven to be owned at the closing of the trading on October 1, 2013, and maintained by the shareholder uninterruptedly to the date of actual exercise of the right to withdraw. Without prejudice to the provisions of this item, it is not expected that any TelPart shareholder will exercise the option to withdraw.

3.2.      Inapplicability of the right of Oi Shareholders to withdraw. The Merger of Shares shall not entitle Oi shareholders to withdraw, as per Article 137, II of the Corporations Law.

CLAUSE FOUR — EQUITY VALUATION OF THE SHARES OF OI AND TREATMENT OF EQUITY FLUCTUATIONS

4.1. Appraisal Company. The Parties contracted [Apsis] [identification](7) (“Appraisal Company”), to prepare a valuation report to determine the asset value of the shares of issue of Oi to be merged into TelPart’s equity, which is attached to this Protocol and Justification as Attachment I (“Valuation Report”).

4.2. Ratification of the contract with the Appraisal Company. The general shareholders meeting of TelPart shall ratify the appointment and engagement of the Appraisal Company for preparation of the Valuation Report.

4.3. Representation of the Valuating Company. Pursuant to current legislation, the Valuating Company represented: (i) that it does not directly or indirectly own any securities or derivatives that reference a security issued by the Parties; (ii) that it does not have a conflict of interest that would diminish the independence necessary for the performance of its duties; and (iii) that it was not given any type of limitation by either of the Parties, their controlling shareholders and/or administrators to its carrying out of the necessary work.

4.4. Valuation Criterion. The Valuating Company adopted the criterion of asset share

(7)  Subject to confirmation of Apsis, which shall issue said Valuation Report.

value on the Base-Date (as defined below) for valuating the Oi shares that will be merged into TelPart.

4.5. Ascribed Value. According to the Valuation Report, the Oi shares to be merged into TelPart equity are ascribed the value of R$ [=] ([=])(8).

4.6 Base Date. The base date for the merger provided in this Protocol and Justification is [April] [30], [2014](9) (“Base Date”).

4.7. Audited Financial Statements. The financial statements used in preparing the merger documents were made referencing the Base Date.

4.7. Changes in Stockholders Equity. The changes in stockholders equity of Oi that occur between the Base Date and the date of approval of the Merger of Shares shall be accounted for directly by Oi and shall be entered into its respective accounting books.

CLAUSE FIVE — SHARES OF ONE COMPANY HELD BY ANOTHER AND TREASURY SHARES

5.1.      Treatment of Shares of Oi of One Company Held by Another. Shares issued by Oi held by TelPart shall continue to be held by TelPart. Oi does not hold any TelPart shares.

5.2 Treatment of Treasury Shares. Oi holds 84,250,695 common shares and 72,808,606 preferred shares of its own issue in treasury, which shall be kept in treasury.

CLAUSE SIX — INCREASE IN THE CAPITAL STOCK OF TELPART AND COMPOSITION FOLLOWING MERGER OF SHARES

6.1.      Increase in TelPart Capital Stock. The Merger of Shares will result in an increase of the capital stock of TelPart in the amount of R$ [=](10) ([=]), by means of the transfer of shares issued by Oi (except those shares already held by TelPart) to TelPart, pursuant to the Valuation Report and under the terms of Art. 252 of the Corporations Law. TelPart shall issue [=] ([=]) common registered shares with no face value (“Shares”), that shall be fully ascribed to current Oi shareholders (with the exception of the shares directly or indirectly held by TelPart), in substitution of their Oi shares which shall be cancelled. The new TelPart shares shall be paid in with the Oi shares transferred to TelPart.

6.2.      Composition of the Capital Stock of TelPart Following Merger of Shares. As a

(8)  This information will only be known after publication of said Valuation Report.

(9)  Date subject to updating to the date of the last approved balance sheet.

(10) This information will only be known after publication of said Valuation Report.

result of the increase in capital referred to above, the capital stock of TelPart shall be in the amount of R$ [=] ([=])(11), represented by [=] ([=]) common shares.

6.3.      Wholly Owned Subsidiary. Due to the Merger of Shares, Oi shall be a wholly owned subsidiary of TelPart.

CLAUSE SEVEN — PROPOSAL FOR CHANGES TO THE TELPART BY-LAWS

7.1.      Changes of the TelPart By-Laws. As a result of the Merger of Shares, TelPart’s By-Laws shall be changed to reflect the change in the value of the capital stock and the number of shares into which it is divided. Thus, the following proposal for changes to the head paragraph of Article 5 of the By-Laws shall be submitted to the shareholders:

“Article 5 - The capital stock of the Company is R$ [=](12) ([=]), divided in [=] ([=]) common registered shares with no face value.”

CLAUSE EIGHT — ALLOCATION OF THE VALUE OF OI SHARES

8.1.      Value of Shares of Oi. The book value on the Base Date of the Oi shares to be transferred to TelPart is R$ [=] ([=])(13), according to the Valuation Report, and [=] ([=]) common shares and [=] ([=]) preferred shares of issue of Oi shall be transferred to TelPart, totaling an amount of R$ [=] ([=]), [which shall be fully allocated to TelPart´s capital stock increase] [of which R$ [=] shall be earmarked to the increase of the capital of TelPart and R$ [=] earmarked for capital reserve.

CLAUSE NINE —  TYPES OF SHARES TO BE DELIVERED TO OI SHAREHOLDERS

9.1.         Shares to be Delivered to Oi Shareholders in the Merger of Shares. The shareholders owners of common and preferred shares of issue of Oi shall receive common shares of issue of TelPart. The common shares issued by TelPart to the shareholders of Oi shall confer the same rights as conferred to the other common shares of TelPart, including full receipt of dividends and/or interest on equity that may come to be declared by TelPart as from the date on which the Merger of Shares is concluded.

(11) This information will only be known after publication of the Valuation Report.

(12) This information will only be known following the issuance of the Valuation Report of Oi shares.

(13) This information will only be known after publication of the Valuation Report of Oi shares.

CLAUSE TEN - APPROVAL BY THE PARTIES’ GENERAL MEETINGS OF THE SHAREHOLDERS OF OI AND OF TELPART

10.1.                     The Oi Special General Shareholders Meeting. Oi shall hold a special general shareholders meeting to decide on and approve, among other matters: (i) the ratification of the appointment and engagement of the Valuating Company for preparation of the Valuation Report; (iii) the Valuation Report; (iii) the Protocol and Justification;  (iv) the Merger of Shares under the terms and conditions of this Protocol and Justification; and (v) the carrying out, by its administrators, of the acts necessary for implementation of the Merger of Shares, including the subscription of the increase in the capital stock of TelPart by Oi shareholders, and the actual transfer of all of the shares of issue of Oi to TelPart.

10.2                        The TelPart Special General Shareholders Meeting. TelPart shall hold a special general shareholders meeting to decide on and approve, among other matters: (i) the ratification of the appointment and engagement of the Valuating Company for preparation of the Valuation Report; (iii) the Valuation Report; (iii) the Protocol and Justification; (iv) the Merger of Shares under the terms and conditions of this Protocol and Justification; (v) the increase in the capital stock with the issuance of [   ](14) new common, registered, book-entered and without par value shares, to be fully paid in by means of the merger of all of the Oi shares; (vi) the changes to the by-laws to reflect the increase in TelPart capital; and (vii) the carrying out, by its administrators, of the acts necessary for implementation of the Merger of Merger.

CLAUSE ELEVEN — CONDITIONS FOR THE IMPLEMENTATION, APPROVAL AND OTHER INFORMATION REGARDING THE TRANSACTION

11.1 Filing of the Merger of Shares in Other Jurisdictions. As Oi shares are registered at the U.S. Securities and Exchange Commission (“SEC”), the issuance of shares of TelPart to Oi shareholders in the context of this Merger of Shares shall be subject to the applicable filing at SEC or, still, for filing in other jurisdictions.

CLAUSE TWELVE — GENERAL PROVISIONS

12.1. No Succession in the Merger of Shares. Upon completion of the Merger of Shares, TelPart shall not absorb assets, rights, liabilities, obligations and responsibilities of Oi, which shall fully retain its legal personality, becoming a wholly owned subsidiary of TelPart, there being no succession.

12.2.          Approval of the Intermediate Restructuring. All steps of the corporate restructuring in the intermediate companies in the Oi chain of control, which include the merger of LF Tel into EDSP75, the merger of AG into PASA, the merger of EDSP75 and PASA into Bratel Brasil, the disproportional split-up of TelPart with the merger of

(14) Such information shall only be known after the result of the Oi capital stock increase.

the assets spun off into Bratel Brasil, the split-up of Bratel Brasil with the merger of the assets spun off into Marnaz Holdings S.A. (“Marnaz”), the merger of Bratel Brasil into Oi, and the merger of Marnaz into TelPart and the merger of Venus RJ Participações S.A., Sayed RJ Participações S.A. and PTB 2 S.A. into TelPart, (“Restructuring of the TelPart Chain”), and also, the Merger of Shares of Oi shall be implemented simultaneously. Thus, the Parties agree that the implementation and efficacy of each one of the steps in the Restructuring of the TelPart Chain and the Merger of Shares of Oi shall be conditioned on actual approval of the other steps in the Restructuring of the TelPart Chain and the Merger of Shares of Oi.

12.3.          Audit of Mergee’s Financial Statements. Pursuant to Art. 12 CVM Instruction No. 319/99, Oi’s financial statements that served as a base for the Merger of Shares were audited by KPMG Independent Auditors.

12.4.          Documents Available to Shareholders. All the documents mentioned in this Protocol and Justification, besides all the other documents already available, shall be at the disposal of the respective shareholders of Oi and Telpart, pursuant to applicable law and regulations, and can be consulted by its shareholders at the following address: Rua do Lavradio, 71, 2nd floor, in the City of Rio de Janeiro, State of Rio de Janeiro. The documents will also be available at the websites of the CVM (www.cvm.gov.br), BM&FBOVESPA (www.bmfbovespa.com.br), and at Oi’s Investor Relations site (http://ri.oi.com.br).

12.5.                     Survival of Valid Clauses. In the event that any clause, provision, term or condition in this Protocol and Justification is held invalid, all other clauses, provisions, terms and conditions shall not be affected by this invalidity shall not be affected.

12.6.                     Venue of Law. The Central Courts of the District of the Capital of the State of Rio de Janeiro are chosen to resolve any issues arising from this Protocol and Justification, waiving all others, no matter how privileged they may be or come to be.

IN WITNESS WHEREOF the Parties sign this Protocol and Justification in 3 (three) copies of equal form and content and for one sole effect, together with the two witnesses identified below.

Rio de Janeiro, [=]  [=] of 2014.

OI S.A.

Name:	Name:
Title	Title

TELEMAR PARTICIPAÇÕES S.A.

Name:	Name:
Title	Title

Witnesses:

Name:	Name:
RG:	RG:

Attachment I

Valuation Report

(see attached doc containing [=] pages)

Attachment II

Market Net Asset Report

(see attached doc containing [=] pages)